General Loan Agreement

Borrower:      CVie Therapeutics Limited

Guarantor:      Lee’s Pharmaceutical Holdings Limited

CP 114 107.01

O-BANK CO., LTD. Notice complying with Section 1of the Article 8 of the Personal Information Protection Act

Dear client,

As the collection of personal information involves your privacy rights, O-BANK CO., LTD. (the “Bank”), hereby specifically notifies you the following, upon the collection of personal information, pursuant to Section 1 of Article 8 of the Personal Information Protection act (the “PIPA”):

1.

Please find the information on the purpose of collecting of personal information, classification of personal information collected and the time period, area, target and way of use involved in using the personal information collected below for your review:

(1) Purpose of collection: For purposes consistent with the business items registered by the Bank or other special purposes for conducting the type of business as permitted by law

(2) Categories of personal information collected: Name, ID number, gender, date of birth, contact information, and other information detailed in the application form or contract and shall be based on information collected via business dealings with the client with the Bank, accounts or services and those obtained from the client or third parties (for example: Financial Joint Credit Information Center).

(3) Time period: The duration of the existence of the special purpose, and the period in according with the relevant laws (for example: financial accounting laws, anti-money laundry act etc.) or the necessary period of time to conduct the business appropriately or the time period stipulated in contractual agreements (whichever is longer)

(4) Location: The location of the personnel listed below, in Taiwan and abroad.

(5) Personnel: The Bank (including other branches of the Bank domestically or overseas) and affiliated entities and those providing services upon the requests of the Bank, third parties with a cooperation relationship with the Bank, interacting financial institutions, institutes accessing the information under law, other institutes with business relevant to the Bank’s businesses (for example: correspondent bank, Financial Joint Credit Information Center, National Credit Card Center of R.O.C., Taiwan clearing house, Financial Information Service Co., Ltd., credit guarantee institutes, credit cards international association, acquiring institutions and cooperative stores etc.), agencies with investigation rights as authorized by law, financial supervisory institutes, Financial Ombudsman Institution, other persons contemplating to sell or purchase the assets or liabilities to or from the Bank or undertaking risks or commence a merger or acquisition (if any), and other parties with the consent of the client (such as parties to which the Bank collaborates in marketing or cross referencing the client’s information, and parties with which the Bank jointly collaborates in promoting businesses etc.).

(6) Methods: Automatic or non-automatic usage methods in accordance to personal information protection laws.

2.	Pursuant to Article 3 of the PIPA, you may reserve the following rights in respect of your personal information collected by the Bank:

(1)

Except the situations stated in Article 10 of the PIPA, making inquiries, requesting to review, or asking for a duplication of personal information from the Bank, and the Bank may charge a reasonable and necessary fee pursuant to Article 14 of the PIPA.

(2)	Requesting the Bank to supplement or correct provided that you should make an appropriate explanation pursuant to Article 19 of the Title Enforcement Rules of the PIPA.

(3)

In the event that the Bank contravenes the PIPA in collecting, processing or using your personal information, pursuant to Section 4 of Article 11 of the PIPA, you may request the Bank to delete or cease collecting, processing or using your personal information pursuant to Section 2 of Article 11 of the PIPA.

(4)

Pursuant to Section 2 of Article of the PIPA, in the event of controversy arising in relation to the accuracy of the personal information, you may request the Bank to cease processing or using your personal information, except that it is necessary for the Bank to conduct its business and the Bank has recorded the controversy or there is written consent from you pursuant to the proviso of Section 2 of Article of the PIPA.

(5)

Pursuant to Section 3 of Article 11 of the PIPA, you may request the Bank to delete, cease processing or using your information after the specific purpose of collecting personal information vanishes or the deadline expires, except that it is necessary for the Bank to conduct its business or there is written consent from the you pursuant to the proviso of Section 3 of Article 11 of the PIPA.

3.

If you would like to exercise the foregoing rights indicated in Article 3 of the PIPA, you may inquire the Bank (02-87527000) or go to the official website (http://www.o-bank.com) for information on how to exercise your rights.

4.

You may freely choose whether or not to provide relevant personal information and the classification of such information; however, if the information or classification of such information you refuse to provide is necessary for information reviews or required for the business of the Bank, the Bank may therefore not be able to provide the relevant services or provide better quality of the service. Thank you for your understanding.

Attachment

Category of Service	Service designated purpose and code	Common designated purpose and code
1.Saving and deposits

022 foreign exchange transfer service; 036 saving and deposits service; 067 credit card, savings card, transfer card and electronic ticket service; 082 borrowing/savings accounts general management service; 112 negotiable instruments exchange service; 181 other services compliant to registered services or in accordance to the Charter

040 marketing; 059 collection and usage required by laws and authority regulation of the financial service industry; 060 financial dispute handling; 061 financial supervision, management and inspection ; 063 collection, processing and usage of personal information by non-public institute according to the law; 069 management of contracts, quasi-contracts or other legal relations; 090 consumer-client management and services; 091 consumer protection; 098 commercial and technology information ; 104 accounts management and debt claim exchange service; 136 information (communication) and data management ; 137infromation and communication safety and management; 157 investigation , statistics and report analysis; 182 other consulting and counsel services

2.Credit service

022 foreign currency transfer service; 067 credit card, savings card, transfer card and electronic ticket service; 082 borrowing/savings accounts general management service; 088 confirmation of loans and credit service; 106 credit service; 111 ticket service; 126 debt claim discount and purchase service; 154 credit check service; 181 other services compliant to registered services or in accordance to the Charter

3.Foreign exchange

022 foreign exchange transfer service; 036 saving and deposits service; 082 borrowing/savings accounts general management service; 088 confirmation of loans and credit service; 106 credit service; 154 credit check service; 181 other services compliant to registered services or in accordance to the Charter

4.Marketable securities business

037 registration of marketable securities and holders; 044 investment management; 082 general management of debtor and saving accounts; 088 loan approval and credit service; 106 credit service; 111 ticket service; 154 credit checks; 166 securities, futures, securities trust and advice related service; 181 other services compliant to registered services or in accordance to the Charter

5.Credit card service

022 foreign exchange; 067 credit card, savings card, transfer card and electronic ticket service; 082 borrowing/savings accounts general management service; 088 confirmation of loans and credit service; 106 credit service; 154 credit checks; 181 other services compliant to registered services or in accordance to the Charter

6.Asset management

022 foreign exchange transfer service; 036 saving and deposits service; 044 investment management; 068 trust service; 082 general management of debtor and saving accounts; 094 assets management; 166 securities, futures, securities trust and advice related service; 181 other services compliant to registered services or in accordance to the Charter

7.Insurance agent service	001 life insurance; 065 insurance broker, agent, notary service; 066 insurance supervision; 093 property insurance; 181 other services compliant to registered services or in accordance to the Charter
8.Other services compliant to the registered service or the Charter of the organization, or other relevant services authorized by the governing authority.

181 other services compliant to registered services or in accordance to the Charter: Safe deposit box business, gold passbook business, electronic finance business, agency collection and payment business, agency sales commemorative coin business, cooperative promotion business

General Loan Agreement

Borrower: CVie Therapeutics Limited (“the Borrower”), together with the joint guarantor Lee’s Pharmaceutical Holdings Limited (“the Guarantor”), and O-BANK CO., LTD. (including the head office and its branch offices in the Republic of China) (the “Bank”) agree to execute this general loan agreement (this “Agreement” or this “Contract”) for the credit facility up to NT$180,000,000, with the Borrower and the Guarantor being held jointly liable to repay all debts in full, for the Borrower to, in a revolving manner, via a single or multiple drawdowns when conducting credit or derivative product transactions with the Bank. Within the facility limit, the Borrower and the Guarantor agree to the following:

(1)

The form, requirements and other contents of the facility limit may be confirmed between the Bank and the Borrower. The credit guarantee shall constitute a part of this Agreement and be binding on the Borrower and the Guarantor. Any matters specially set forth in the confirmation documents (including other additional amendments signed according to the terms in the confirmation documents) shall be deemed the special terms and conditions of this Agreement and shall take priority in their application. For other matters not designated in the confirmation documents, the provisions in this Agreement shall apply.

(2)

For every individual credit issuance and exchange transaction, the Borrower and the Guarantor should, in accordance with the Bank’s requirements, execute related contracts, applications or other documents. If the matter requires a guarantee, the Borrower and the Guarantor should, in accordance with the Agreement, provide the Bank with the collateral, execute documents and complete registration according to the relevant law.

Chapter 1 General Provisions

1.	Total Facility Amount

The total facility amount is the highest limit of the total amount of all credits and derivative products that the Bank will issue to the Borrower for the stated credit purpose. The individual amount is determined by the Bank based on the Borrower’s needs and credit situation. The Borrower may, according to this Agreement, use it once, multiple times or in a revolving manner. The sum of each individual amount may exceed the total amount, however, if the Borrower draws an amount that exceeds the total amount when combined with the previously withdrawn amounts, the drawdown will be limited even if such individual withdrawal may not have exceeded the drawdown limit of a single withdrawal. The Borrower shall only draw within the limit of both the individual withdrawal limit and the total facility limit.

When the drawdown amount involves foreign currencies, the conversion rate will be that of the Bank at the time of such drawdown. If the drawdown amount by the Borrower under this Agreement exceeds the total facility limit due to changes in the conversion rate, the excess amount will remain the joint liability for the Borrower and the Guarantor to repay.

2.	Scope of debts

Debts or all debts under this Agreement shall mean any negotiable instruments, loan, guarantee, advance, overdraft, discount, acceptance, appointment guarantee, letter of credit, export bill, accounts receivable (financing), derivative commodity trading and all other debts arising from transactions based on basic legal relation when conducting business with the Bank including interest, penalty interest, contract penalty, damages and other related fees.

3.	Maximum Guarantee

The Guarantor’s guarantee is a continuous guarantee of the debts and is jointly responsible for the maximum facility amount. The scope of the guarantee includes the debt of the Borrower owed to the Bank at the current time (including those debts incurred in the past that have not been repaid) and in the future in the form of a debt, bill, advance, guarantee, acceptance, overdraft, discount, appointment guarantee, letter of credit, export bills, accounts receivable (financing), derivative product transactions and all other debts arising from the transactions based on the basic legal relation when conducting business with the Bank including interest, delayed interest, penalties, damages and other related fees, and other indebtedness subordinate to the main debt liability. The Guarantor agrees to be held jointly liable to repay all debts.

The Guarantor shall notify the Bank of the termination of the guarantee liability under this Agreement in writing or other methods of communication with which the Bank can retain such notice. The termination will become effective on the next business day after the day on which the Bank receives such notice; provided, however, the Guarantor shall continue to be liable for all the guarantee debts incurred before such termination notice takes effect.

4.	Joint debt

(If the Borrower is more than one person) In the event that the Borrower and the other Borrowers jointly issue to the Bank to jointly borrow a loan, the Bank shall only pay to one Borrower and by doing so, the Bank shall be deemed to have provided the loan to all Borrowers. All Borrowers hereby acknowledge and accept such loan as its own and shall be held jointly liable for repayment of the debt.

5.	Notice of change and delivery of documents

The Borrower and the Guarantor agree to immediately inform the Bank in writing and perfect any procedural requirements if a change occurs to the name, organization, contents of the Articles of Incorporation, personal stamp, representative, scope of rights of the representative and notification address, and all other matters that may relate to the exercise of its right by the Bank. Failure to so notify will subject the Borrower and the Guarantor to be jointly responsible for any transaction prior to the aforementioned undertaking is completed and shall further be held responsible for any and all damages caused to the Bank resulting therefrom. If notices cannot be delivered due to a failure on part of the Borrower and the Guarantor to comply with the foregoing or for any reason attributable to the fault of the Borrower and the Guarantor, the notice shall be deemed to have been successfully delivered within the ordinary delivery period.

6.	Interest

The interest rate will be calculated based on the agreement of individual issuance of credit; if not agreed therein, the interest rate will be calculated based on the Bank’s benchmark lending interest rate + 4% per annum.

The previous interest rate can be changed by the Bank at any time by changing its benchmark lending interest rate or agreed interest rate, no further notice is required. Unless otherwise provided, interest is to be paid monthly.

In the event the interest is delayed for one year and no repayment is made after the Bank’s notice of the same, the Bank can add the penalty interest into the principal amount of loan.

7.	Delay interest and penalty

When the Borrower delays in repaying the principal sum or interest or any advances made by the Bank for guarantee, bill of exchange acceptance or other reasons, in addition to calculating the delay interest based on the original loan interest rate (or if no loan interest rate was agreed, then the benchmark interest rate of the Bank on the day of the advance + 4%), penalties shall be calculated as follows: for the delayed amount within six months, penalty is calculated by such delayed amount times 10% of the original loan interest rate (or if no loan interest rate was agreed, then the benchmark interest rate of the Bank on the day of the advance + 4%); for the delayed amount exceeding six months, penalty is calculated by the delayed amount times 20% of the original loan interest rate (or if no loan interest rate was agreed, then the benchmark interest rate of the Bank on the day of the advance + 4%).

When the delay or advance in the previous section is in foreign currency, unless otherwise stated, delay interest should be calculated with the original loan interest rate (or the foreign currency loan capital cost on the day of the advance + 4%). Additionally, penalties are calculated as follows: for the delayed amount within six months, penalty is calculated by the delayed amount times 10% of the original loan interest rate (or the foreign currency loan capital cost of the Bank on the day of the advance + 4%); for the delayed amount exceeding six months, penalty is calculated by the delayed amount times 20% of the original loan interest rate (or the foreign currency loan capital cost of the Bank on the day of the advance + 4%).

When the Borrower’s interest of multiple debts or delay interest contain different interest rates, the Borrower and the Guarantor agree for the Bank to use the highest interest rate as the rate for the promissory notes when exercising the rights to the promissory notes of the Borrower and the Guarantor.

8.	Authorization relating to withholding

The Borrower, in order to conveniently repay the transactions with the Bank, including but not limited to credit issuance, foreign exchange credit, foreign exchange transactions, derivative products, and their related settlement principal amount, interest, handling fees or delay interest, penalties and other fees, and foreign exchange import/export withholding, foreign currency deposit, foreign currency export/import fee, clean bill, letter of credit notice, letter of credit transfer services together with their handling fees, postage fees and all other fees, hereby authorizes the Bank to access the funds from the NT dollar and the foreign currency account _____________________ set up by the Borrower at the Bank and transfer the funds for payment purposes, in accordance with the following rules:

(1)

The Bank has the right to access and transfer funds from the account without the Borrower’s passbook, withdrawal slip or promissory notes/check signed by the Borrower. In the case of insufficient fund in which disputes with third parties arise, the Borrower shall be fully liable and the Bank is free of any liability. In that case, the Borrower should provide relevant certificates to the Bank as soon as possible for the Bank to re-issue documents to access the account.

(2)

The necessary procedures relating to credit issuance and other services should be carried out by the Borrower in accordance with the ordinary rules; the Borrower shall not use such authorization as an excuse for non-compliance to the procedural rules; otherwise, the Borrower shall be held solely liable.

(3)

If the designated account is agreed to be the NT dollar account and the original currency for transfer is a foreign currency, the Borrower agrees to authorize the Bank to convert to NT dollars based on the conversion rate of the date of transfer, before transferring and deducting the funds from the designated account.

(4)

Although authorized to access and transfer funds, the Bank is not liable to make payments on behalf of the Borrower by transferring funds from the designated account. If the Bank determines that there is a need or a dispute, or the necessary procedures for business transactions are incomplete, or the funds are insufficient etc., the Borrower shall immediately go to the Bank and take all necessary actions upon being notified by the Bank.

9.	Reserve Account Authorization

The Borrower agrees that the Bank will open a demand deposit account (reserve) account number _____ in the name of the Borrower and authorizes the Bank to withdraw with a withdrawal slip from the account by any of the officers of the Bank with the authorization to sign such withdrawal slip in order to offset all debts owed by the Borrower to the Bank, or to transfer funds to other deposit accounts held by the Borrower at the Bank (except check deposit accounts).

When funds are transferred by the Bank in accordance with the preceding paragraph, the Borrower fully acknowledges the transfer and that the balance of the deposit in the account is the actual balance recorded by the Bank. The Borrower has no objection in relation to the account balance.

10.	Debt offset

When the Borrower owes multiples debts to the Bank, if the payments offered by the liquidator or the proceeds from liquidating the assets or collateral of the Borrower are insufficient to fully repay the debts owed by the Borrower and the Guarantor, the debts shall be offset pursuant to the rules under Articles 321 and 322 of the Civil Code.

The payments offered by the liquidator or the proceeds from liquidating the assets or collateral of the Borrower should offset debts in the following order: fees, penalties, interest and principal. Only when the Bank deems necessary, the offset order may be changed to fees, interest, principal and penalties.

The Borrower and the Guarantor agree that the Bank can offset the collateral insurance fee when necessary.

11.	Acceleration clause

The Bank has the right to immediately cease or reduce the credit line issued to the Borrower, or shorten the loan period, or deem all principal and interest due, if one of the following occurs in relation to the debts owed by the Borrower to the Bank:

(1)

When the Borrower fails to repay the debt or to amortize principal in accordance with its agreements, or refuse to honor or make payments when due for any of its debts to the Bank or to any financial institution;

(2)

When applying for settlement under the bankruptcy law, voluntary or involuntary bankruptcy, voluntary or involuntary restructuring of the company or being refused by the Taiwan clearing house, closing of business or liquidating debts;

(3)	When failing to provide guarantee as originally agreed;

(4)	Upon the death of the Borrower and the heir disclaims inheritance;

(5)	When a criminal sentence is issued and the majority of assets have been confiscated;

(6)

When the Borrower, the Guarantor, the representative of the Borrower or the Guarantor, actual beneficiary, or those exercising control over the Borrower or the Guarantor is found to be subject to economic sanctions, or be deemed or investigated terrorist or organization by foreign governmental or international anti-money laundering organization, or is found to be on the list of sanctions announced by the Ministry of Justice of the Republic of China;

(7)	When the Borrower fails to pay for the interest of any debt owed to the Bank or any financial institution;

(8)

When any collateral are sealed or lost or reduced in value, or due to the deteriorated financial status of the issuing company of the collateral, situations involving insufficient security, poor credit of the Guarantor or termination of guarantee, and failure to replace the collateral or failure of the Guarantor to repay part of principal after being requested by the Bank to do so;

(9)

In relation to the debt owed by the Borrower, when the actual use of funds differs from the purpose approved by the Bank or the business, credit, assets have adverse changes that may detrimentally affect the credit claim of the Bank;

(10)	When subject to compulsory execution, provisional attachment, provisional injunction or other preservation, exposing the Bank to the risk of not being able to be repaid;

(11)

When the Borrower is found to be dishonest or withholding information or conducting other acts not in good faith in its statements of facts or in its provision of documents during its correspondence with the Bank;

(12)

When the Borrower or the Guarantor do not cooperate with the inspection, refuse to provide information related to the actual beneficiary of the Borrower or the Guarantor or the person exercising control, or refuse to cooperate in explaining the actual nature and purpose of the transaction or the source of funds;

(13)

When the Borrower fails to comply with the commitment to maintain certain standards of financial status during the loan period, or other covenants or undertakings stated in the transaction documents with the Bank.

For situations stipulated in the clauses (1)-(6) above, the Bank does not need to give prior notice or provide a grace period for remedying the situation; for situations stipulated in clauses (7)-(13) above, the Bank shall give notice or provide a grace period for remedying the situation.

Confirmation by the Borrower and the Guarantor: (signature and stamp)

12.	Breach of contract

In the event of a breach of contract stipulated in this Agreement, the Borrower shall continue to comply with the terms of this Agreement and agreed to the following:

(1)	The Borrower should in accordance to the requirements of the Bank immediately repay all debts, their interest and related fees.

(2)

For the Borrower’s guarantee or provision of security, or letter of credit, acceptance of bill, guarantee or other means of financing to a third party issued by the Bank for the Borrower, the Bank has the right (but shall have no obligation) to demand part or all such debts to be repaid before the maturity of such debts. The Borrower shall immediately repay all amounts advanced by the Bank and the delay interest and penalty incurred between the date of the advance made and the date of repayment calculated in accordance to this Agreement.

(3)

The Bank is also entitled to notify the Borrower to immediately deposit an amount equal to the unpaid debts in the manner requested by the Bank to an account with the Bank as guarantee. The Bank is entitled to use such guarantee amount to repay or make early repayments of any and all unpaid debts of the Borrower. If the amount of such guarantee is insufficient to pay or make early repayments of the debts, the Borrower shall pay the Bank the difference to enable the Bank to repay all debts when due or to make early repayment of all debts and interest; if there is excess after repaying all debts owed by the Borrower to the Bank or if all the debt obligations are discharged, the excess amount should be returned to the Borrower.

(4)

The Bank may execute and dispose any and all collateral, request payments under promissory notes and use other lawful means to enforce its debt collection against the Borrower and the Guarantor pursuant to the laws and this Agreement.

13.	Exercise of the Set-off Right of Undue Debts

The Borrower and the Guarantor agree for the Bank to exercise the right of set-off before the maturity of the debts over all deposits of the Borrower and the Guarantor at the Bank and all credit rights against the Bank when the Borrower fails to perform the debts obligations owed to the Bank regardless of the nature and duration of the debts; provided that no law or agreed term prohibits such set-off right or no payment is required to be made by the Bank to the Borrower and the Guarantor as per the transactional relation of a third party or of management. If the Borrower and the Guarantor have other properties stored at the Bank, the Bank shall also have the right to claim retention or set-off of the same.

The Borrower and the Guarantor understand and agree that the check deposit agreement signed between the Borrower and the Guarantor and the Bank may be terminated upon the occurrence of any breach of any deeds entered into between the Borrower, the Guarantor and the Bank and upon an acceleration by the Bank according to the terms and conditions agreed. Upon a satisfaction of the conditions to terminate, the aforementioned check deposit agreement will be rendered null and void and the Bank shall have the right to offset the amount payable, and will notify the Borrower and the Guarantor of the result of such offset.

The aforementioned set-off right shall be effective when an amount is deducted from the account. All deposit slips, books, checks or other certificates issued by the Bank to the Borrower and the Guarantor shall be invalid within the scope of such offset.

14.	Replacement of Guarantor

If based on the specific facts (or Article 11 Acceleration Clause in the General Provisions section of this Agreement), the Bank considers that the Guarantor's credit is poor and finds a need to replace the Guarantor, the Borrower will immediately act in accordance with the notice of the Bank. The original Guarantor, irrespective of one or several persons, shall be replaced after the new Guarantor has signed the guarantee agreement with the consent of the Bank. However, if it is agreed that the new Guarantor shall not be held responsible for the guarantee of the debts that has occurred before the replacement, the original Guarantor’s guarantee responsibility shall not be discharged until the liability for those debts occurred before the replacement date is fully discharged and the required procedures are completed.

15.	Supervision, Audit, Inspection and Information Provision

The Borrower and the Guarantor agree to accept the Bank’s supervision of the loan use, the audit of the business finance, and the inspection of the relevant book and accounts (including consolidated financial statements), receipts and documents. However, the Bank has no obligation to supervise, audit or review. The Bank is also entitled to require the Borrower and the Guarantor to provide credit information or provide the financial statements of the independent and impartial accountant's certification for review. If the Bank has doubts in relation to the contents of the financial statements and the Borrower or the Guarantor fails to provide a reasonable explanation, the Borrower or the Guarantor is requested to contact the accountant to provide the working paper at the request of the Bank. The Borrower or the Guarantor is also willing to urge the accountant to send a copy of the financial statement previously reviewed to the Joint Credit Information Center. In the event the Bank determines that the financial structure of the Borrower or Guarantor should be improved, the Borrower or Guarantor agrees to adopt such opinion to improve its financial structure. The Bank may inspect or preserve the collateral provided by the Borrower or the person providing collateral for business needs or to ensure its rights over the collateral.

16.	Collection, Processing and Utilization of Information

The Borrower and the Guarantor agree that the Bank may, for the purpose of understanding the Borrower’s and the Guarantor's credit, for the determination of the loan and for other specific purpose within the scope of the business registration items or the business needs as set forth in the charter, access relevant general information, financial information, deposit information, exchange information, credit transaction data, credit investigation report data, credit related materials, bill credit information, customs declaration materials and other information of the Borrower and the Guarantor and other credit information related to this Agreement, and provide to the Bank itself, other banks, Joint Credit Information Centre, Financial Information Co., Ltd., Taiwan Clearing House, Credit Guarantee Agency, Entrusted External Appraisal Agency, and other institutions designated by the Financial Supervisory Commission and other agencies and persons appointed by the Bank to collect, process and use (including international transmission). The Bank may also inquire / collect information related to the Borrower and the Guarantor (including customs declaration information). The above information is based on the actual collection of information through the relevant business, account or service with the Bank or from the Borrower, the Guarantor or third parties.

The Borrower and the Guarantor agree that for the specific purpose of the creditor's right, information may be provided to the creditor, credit auditor, credit checker and government agencies. The Borrower and the Guarantor agree that, in accordance with the terms of this Agreement and other relevant deeds, the Bank may entrust a third party to handle the collection business.

The first three items shall be provided and utilized on the basis that the Bank will require the user of the data to comply with the confidentiality provisions of the Banking Law, the Personal Information Protection Act and other relevant laws and regulations, and shall not disclose such relevant information to a third party.

17.	Recognition of defects, damages or loss of bills and borrowings and alike

When the signed, endorsed, accepted or guaranteed bill, receipt issued by the Borrower and the Guarantor or the debt certificate to the Bank is damaged or lost, or such debt certificate is altered and there is no negligence on part of the Bank, the Borrower and the Guarantor are willing to acknowledge the books, receipts, documents produced by computers, the photocopies of correspondence documents and the resized documents held by the Bank, and will pay the expenses, penalties and principal and interest of the debts when due, or assist in supplementing the bill, receipts or other debt certificates as per the Bank’s request prior to the maturity date of the debts. An exception is when the Borrower or the Guarantor confirms an error is made, in which case the Bank shall correct the error.

18.	Joint Guarantee

For the debts guaranteed by the Guarantor, if the principal debtor fails to perform the contract, the Guarantor shall be responsible for repaying all such debt amounts and shall agree to the following:

1.	The Bank does not need to seek repayments from the collateral first before it is entitled to claim directly against the Guarantor.

2.

After the Guarantor has paid off all the debts on behalf of the principal debtor and requests the collateral to be returned to the Guarantor in accordance to the law, the Guarantor shall not object over any defect on the collateral.

3.

The Guarantor shall not terminate the guarantee unless under the terms of this Agreement; however, the guarantee debts before the termination shall not be waived, and the guarantee responsibility shall not be waived upon the occurrence of any change in the position, status, and qualifications. An exception applies when the Bank believes that it is necessary based on an application or other specific facts, upon written notice, one or multiple Guarantors should be waived or removed from its guarantor responsibility, however, the other Guarantors shall still be fully liable for the debts borne by the principal debtor.

4.	If a third party jointly bears the debts of the principal debtor, the Guarantor shall still be liable to bear joint and several liability.

19.	Deferred or amortized

If the Bank's loan or loan agreement with the principal debtor is allowed to be deferred or repaid in installments, the Guarantor shall be notified in writing by the Bank. The Guarantor agrees that in the event the Guarantor does not respond upon delivery of a written notice by the Bank or within three days from the delivery, the Guarantor shall be deemed to have agreed to continue to be jointly liable for all debts.

20.	Return or replacement of collateral and certificates

Any person holding the receipt of the collateral or the certificates issued by the Bank or the Guarantor or the guaranty provider, or passbook or receipts bearing the Borrower’s or the guaranty provider’s signature or stamp, shall be deemed to be the agent of the Borrower or the Guarantor or the collateral provider when such person request for a return or change of collateral or certificates or other relevant documents at the Bank, and the Bank shall have the right to return or proceed with the change accordingly.

21.	Authorization of the payment of the promissory note and the authorization of the due date of the note

The Borrower and the Guarantor shall, at the request of the Bank, jointly issue one or more copies of the promissory note, as security for any past, current or future debts. The Borrower and the Guarantor agree that if the Borrower or the Guarantor fails to repay the debts or perform the terms of this Agreement or other deeds, the Bank may fill in the maturity date on the promissory note at any time and exercise the rights of the promissory note. The Borrower and the Guarantor also agree to renew the promissory note at any time upon request.

The Borrower and the Guarantor hereby authorize the Bank (and use this Agreement as a certificate of authorization) that if the Bank holds the promissory notes and loan receipts, whether jointly and/or separately, issued by the Borrower and/or the Guarantor, the Borrower and the Guarantor shall not object to the Bank filling in the maturity date in the event the Borrower fails to repay debts when due or in the event of an acceleration of debts based on actual credit situation.

22.	Payment Currency

For the amount payable or repayable to the Bank, the Borrower agrees to pay the amount in the same currency of the financing or advance, and shall be responsible for obtaining the foreign exchange approval or other necessary license required for the payment of such currency. The Borrower shall not waive its obligation to pay the debts in the currency because it has not obtained such approval; if the failure to obtain the approval causes the Bank any loss, the Borrower is willing to take full responsibility; if the Borrower deposits any foreign currency with the Bank in exchange for the use of other foreign currencies, the debt obligation is only discharged when the foreign currency is converted to the debt currency. The risk of foreign exchange rate should be borne by the Borrower. The exchange rate is determined by the Bank at the prevailing exchange rate at the time.

23.	Foreign Currency Exchange and Reclassification

If the Bank is required to convert one currency into another currency for any transaction conducted by the Bank for the Borrower, the Borrower shall bear all related expenses and losses, including but not limited to losses due to exchange rate fluctuations.

If debt payable pursuant to the agreements are calculated based on a foreign currency, the Borrower and the Guarantor agree that the Bank may, unless otherwise stated in the statute, record the amount of such debts by converting the principal and interest and related expenses at the spot exchange selling rate on the conversion date in New Taiwan Dollar currency. The Borrower and the Guarantor have no objection to the conversion date and conversion rate and other matters but the Bank shall have no obligation to convert.

24.	Adjustment of drawdown date and amount of the loan

If the Bank determines that the Borrower has improperly utilized the loan, or the Borrower has bad credit, or the Borrower fails to provide the collateral when required to do so, or if required by other businesses of the Bank, the Bank may notify the Borrower at any time to stop the drawdown of the loan by the Borrower, to reduce the credit limit; if there is difficulty in obtaining market funding, the Bank can also adjust the drawdown date and the loan amount. In the event of any disputes or expenses with a third party, the Borrower shall be solely responsible in handling the same; if the Bank suffers any damage as a result therefrom, the Borrower shall hold the Bank harmless. Except where the Bank has already received the commitment fee for the loan that has yet to be drawn, the pro rata commitment fee in proportion of the loan that has not been drawn shall be returned to the Borrower.

25.	Notice and Prohibition

The Borrower shall notify the Bank immediately and explain the countermeasures taken by the Borrower upon the occurrence of any of the following circumstances:

1.	Significant changes or any change in nature relating to the business, business structure, personnel or financial situation of the Borrower.

2.	The Borrower is a party to a lawsuit or is involved in other procedures in the court, the arbitration commission or a government agency.

The Borrower shall not engage in the following acts without the prior written consent by the Bank:

1.

Directly or indirectly owe a debt to another person (natural or legal persons) through debt commitment, guarantee, endorsement or other means of debt, except for deposits, withdrawals or similar transactions in the ordinary course of business operations.

2.	Merge or spin off the company with another person.

3.	Sale, lease or otherwise transfer or dispose of all or substantially all of the business or assets.

4.	Place or permit others to place a lien, pledge or other security interest in the collateral granted to the Bank.

5.	Engage in any transaction with another person outside the ordinary course of business.

6.	Borrow money from financial institutions that are not legally established.

7.	Provide loans to others, except for ordinary commercial financing with its customers.

26.	Other expenses and tax

If the Borrower and the Guarantor fail to perform their obligations in accordance with the Agreement that results in an acceleration of debts or litigation, the Borrower and the Guarantor agree to be jointly liable for the credit investigation cost, storage cost, transportation cost, and attorney fees (limited to the professional fee paid to the retained lawyer) and other necessary expenses incurred by the Bank in exercising or preserving its rights against the Borrower and the Guarantor except where the court renders a final and confirmed ruling against the Bank.

Any tax payable, withholding tax, fee, deduction, expense, withholding and other expense incurred in repaying the debts or other payment to the Bank shall be borne by the Borrower except for the income tax of the Bank which shall be borne by the Bank. In addition, any payment made for financing or guarantees, or all current or future business tax, stamp duty, registration fee or other similar tax incurred for signing, delivery, registration of any instrument signed under this Agreement and other contracts should also be borne by the Borrower. In the event of a change in the laws and regulations or a change in the interpretation of the same by the government authority that causes the Bank to have to pay other taxes or that causes a change in the tax base, the relevant taxes shall also be borne by the Borrower.

27.	Fill in the documents

The Borrower and/or the Guarantor authorizes the Bank to fill in any blanks in the Borrower's and/or Guarantor's loan application documents, individual credit deeds, supplemental contracts and other relevant documents with information and text other than the amount of money necessary to express the true intentions of the parties.

28.	Chop authorization for the loan

The Borrower and the Bank agree to use the chop shown in the authorized stamp card attached as Annex A (the “Stamp Card”) or otherwise agreed with the Bank in writing for all dealings related to the application to draw the credit amount and the foreign exchange business (excluding foreign currency deposit business) in addition to the chop kept in this Agreement.

The Borrower hereby represents and warrants that the authorized chop on the Stamp Card is correct upon the confirmation of the Borrower. The Borrower agrees to be fully liable under the laws for all relevant actions conducted through the use of such authorized chop. The Borrower shall not deny its action claiming a forgery or theft of the authorized chop. In the event of a change of the authorized chop, the Borrower agrees to immediately notify the Bank in writing and hereby represents and warrants that the authorized chop kept at the Bank shall remain effective before the change or nullification of the authorized chop has been made.

29.	Governing Law and Jurisdiction

The Borrower and the Guarantor, being the individual or legal person of this country or of a foreign country, involving any debt or property rights relations with the Bank, the method and effect of the establishment of any legal acts shall be governed by the laws of the Republic of China. The place of performance of the Borrower and the Guarantor to the debt obligation and the guarantee obligation shall be at the place where the head office or branch of the Bank is located. In the event of a dispute for the Borrower and the Guarantor’s failure to perform this Agreement, the Borrower and the Guarantor agree to use the Taipei District Court of Taiwan or the _______ District Court as the court of first instance, unless the law prescribes other special provisions for exclusive jurisdiction.

Chapter 2 Individual Credit Issuance

Section 1 General Loan

1.	This credit is available for the Borrower to apply for short, medium and long-term financing (revolving); however, the actual content is limited to those approved by the Bank.

2.

When the Borrower drawdown the loan, it agrees to provide the loan certificate and/or application documents required by the Bank. The interest rate, term and repayment method shall each be agreed on the loan certificate or application documents.

Section 2 (Guarantee) Overdraft

1.

The Borrower agrees to drawdown the loan in accordance with the conditions and term approved by the Bank. Upon the expiry of the approved overdraft term, the Borrower shall immediately repay the principal and the interest if the Borrower has not obtained the Bank’s consent to extend such term.

2.	The Borrower shall make the withdrawal from the check deposit account no. ____________ opened with the Bank by issuing checks signed by the Borrower or/and other means approved by the Bank.

3.

The interest rate shall be calculated according to the interest rate approved by the Bank and as stated in the letter of credit confirmation, and shall be adjusted according to the agreed interest rate adjustment. Interest will be calculated once a month, and the original loan overdraft will be rolled into the account. If the total principal and interest exceed the overdraft limit, the Borrower shall immediately repay the excess amount.

Section 3 Appointment, Guarantee and Acceptance

1.

This loan is for the Bank to provide debt guarantee and acceptance business, and entrusts the Bank (resolving) to provide guarantee and acceptance in accordance with the law. The provision of guarantee, acceptance amount, the period, the scope and other conditions by the Bank as engaged by the Borrower shall be based on the relevant laws and regulations or the guarantees, acceptance documents or notes issued by the Bank. The Bank reserves the right to determine whether to provide guarantee and acceptance after audit.

When the Borrower makes a drawdown, it is agreeing to provide the necessary loan certificates and/or application documents as approved by the Bank and pursuant to the terms and conditions approved by the Bank. The interest rates and other conditions shall be agreed upon on the loan certificate or application documents.

2.

The Borrower shall pay the guarantee fee of the Bank according to the agreed terms and conditions before the issuance of the guarantee document. If there is an extension to the guarantee period in the future, the Borrower shall be willing to pay the handling fee at the expiry date of the original guarantee period according to the agreement of the parties. The Borrower shall be responsible for all taxes or withholding tax payable in this Contract. If there is a settlement fee, loan handling fee, cable fee and other expenses, the Borrower shall also pay for the additional fees. The guarantee fee will not be refunded once it is paid; even if the guarantee period may be shortened or terminated in the future, the Borrower does not have the right to claim for a refund of the expenses already paid.

3.

If the Borrower fails to perform the agreed matters with the guaranteed beneficiary within the term guaranteed by the Bank, or fails to apply for an extension after the expiration of the guarantee period, or the application for extension has not been approved by the Bank, the Borrower shall immediately perform the obligations agreed and before the full discharge of the guarantee liability of the Bank, the Borrower should continue to pay guarantee fees at the agreed rate for the outstanding amount (as recorded in the books of the Bank or the balance shown after the guaranteed beneficiary has discharged the Bank with a written notice) at the beginning of every half a year.

4.

When the guarantee amount is calculated in a foreign currency, the risk of foreign exchange rate fluctuation shall be borne by the Borrower. If the foreign exchange rate of the foreign currency changes and causes losses to the Bank, the Borrower shall be liable for any and all compensation to the Bank. When the guarantee amount is calculated in a foreign currency and is to be converted to New Taiwan Dollars, unless otherwise agreed, it shall be calculated according to the spot exchange selling rate of the Bank during the guarantee period.

5.

The Borrower shall earnestly perform or ensure its designated person (including legal persons) to earnestly perform the principal debts that it engaged the Bank to guarantee, and shall diligently inform the Bank of its performance. If there is any breach of Contract that results in the Bank having to make an advance to perform a guarantee obligation, the Borrower shall repay such advance immediately.

6.

When the Bank handles for the Borrower the book keeping and accounting of raw materials, semi-finished products and finished products for export, if the set-off period has expired and the bonded raw materials remain all or partly unprocessed for export, except where the Borrower applies and obtains the approval of an extension with the Ministry of Finance according to the law, the Borrower shall pay to the customs the tax payable and the late payment due; otherwise the Bank may unilaterally make a payment and dispose the collateral and recover such payments from the Borrower and the Guarantor.

7.

When the Borrower fails to perform the agreed matters with the guaranteed beneficiary, upon a notice by the beneficiary to the Bank in writing to fulfill the guaranteed responsibility, the Bank may perform the guaranteed obligation unconditionally based on the guarantee issued in this Contract. The Borrower or the Guarantor shall not request the Bank to refuse to pay or give any directions to the Bank based on the engagement relationship or any other reasons, and shall not refuse payment or claim to be free from liability by asserting any disputes with the guaranteed beneficiary or with a third party or any other reasons (including force majeure).

8.

The bill of exchange that the Borrower applies from the Bank for the acceptance under this Contract shall not exceed 180 days from the date of acceptance until the maturity date of the bill unless otherwise approved by the Bank; the promissory note the Borrower applies from the Bank shall not exceed 365 days from the date of guarantee to the expiration date of the bill unless otherwise provided by the Bank.

9.

When the Borrower issues the notes in batches or in a revolving period during the effective term of this Contract, the amount, term and content of which shall be subject to the notes issued by the Borrower; the Borrower and the Guarantor agree to be jointly liable in accordance with the terms of this Contract even if the due date of the notes exceeds the effective term of this Contract,.

For the acceptance or guarantee of the bill applied by the Borrower from the Bank, the Borrower shall pay the amount before the expiration date of the bill to the account designated by the Bank or the centralized custodian of the bill. If a delay in making such payment results in an advance payment made by the Bank, the Borrower hereby agree to repay such advance immediately including its interest, delay interest and penalties from the date such advance was made by the Bank to the date of repayment.

Section 4 Issuance of Letter of Credit

The Borrower and the Guarantor engage the Bank to issue the Letter of Credit at Sight, the usance Letter of Credit (hereinafter referred to as the Letter of Credit), and the bill of exchange payable by the Bank pursuant to the terms of each Letter of Credit, and to make an advance (hereinafter referred to as an advance) or acceptance accordingly by agreeing to follow the terms set forth below:

1.

The Borrower agrees to comply with the conditions and withdrawal period approved by the Bank, and to pay the handling fees immediately upon notification by the Bank. When the Borrower applies to the Bank for a letter of credit, it will provide the application form, the relevant transaction certificates and the relevant documents required by the Bank, and deposit guarantee fee or provide guarantee according to its agreement with the Bank.

2.	The usance Letter of Credit under this Agreement shall not exceed a maximum of one hundred and eight days unless otherwise approved by the Bank.

3.

The Borrower acknowledges and confirms that all the amounts listed in each letter of credit and the interest and all expenses incurred therefrom are guarantee or advance payments made by the Bank for the Borrower; the Borrower further agrees to authorize the Bank to pay the bill of exchange under each letter of credit based on the application for the letter of credit and the bills of exchange thereunder.

4.

According to the bill of exchange and the supporting documents prompted by the letter of credit, when being deemed by the Bank to be in conformity with the conditions contained in the letter of credit and the advances or acceptances have been made, with verbal or written notice from the Bank, the Borrower shall repay all advances within five days of the making of such advances together with interest. The interest on the advance shall be paid in a single installment at the rate of the benchmark lending rate on the date of the advance payment +2%. In the case of acceptance, the Borrower shall pay before the due date of the acceptance of bill. If the Borrower fails to pay before the due date, the Borrower shall pay interest at the benchmark lending rate on the day of the advance payment or the due date of the bill of exchange plus 4%.

In order to simplify the procedures, in respect of the payment of the aforementioned bill of exchange, the Borrower authorizes the Bank to issue a short-term loan within the scope of the amount approved by the Bank to make a repayment and use the paid bill of exchange as notice and proof. The Borrower shall follow the instructions of the Bank to complete the procedures for the use of the loan, and shall settle the loan within the term agreed and pay interest at the agreed interest rate.

Even if the abovementioned bill of exchange and documents are later proven to be forged, altered or involved in a dispute for other reasons (including the quality or quantity of the merchandise being inconsistent with the documents), the Borrower agrees that the Bank shall not be involved in such matter and the Borrower shall not use any reason as defense to refuse payment.

5.

The Bank shall not be held liable for any loss or damage of the letter of credit for reasons not attributed to the Bank, such as an error or a delay in the transmission of the letter of credit, or an error in the interpretation of the terminology, or the document, the merchandise set forth in the document, all or part of the quality or quantity or value of the merchandise being lost or delayed or has not arrived at the place of delivery, or a lack of or insufficiency of the insurance over the merchandise, whether in transit or delivered, or an obstruction or detainment by a third party of the merchandise, or any other factors etc. In any of the above cases, the letter of credit shall still be paid in full by the Borrower.

6.

If a damage occurs to the merchandise purchased according to the records of each letter of credit for reasons that the beneficiary of the letter of credit fails to perform the contract, the delivery delays or force majeure, the Borrower shall be fully liable.

7.

Each Letter of Credit shall not be irrevocable once executed and issued, and the Bank shall have an unconditional obligation to make payment in accordance with the relevant terms. In addition, the appointment relationship under the Civil Code of the Republic of China shall not apply, and therefore, the Borrower shall not request revocation of such Letter of Credit or give any other instruction to the Bank or raise any objection or defense in respect of any aforementioned payment made by the Bank on the grounds of any appointment relationship thereunder.

For any operation, liability or obligation under such Letter of Credit, not otherwise subject to this Agreement, the Borrower agrees that every provision of Uniform Customs and Practice for Documentary Credits (UCP) and International Rules for the Interpretation of Trade Terms (Incoterms), promulgated by the International Chamber of Commerce (ICC) shall be legally binding and incorporated by reference to this Agreement.

8.

In respect of merchandise under any Letter of Credit or each collateral separately provided by the Borrower, the Borrower is willing to obtain approval from the Bank in advance on the insurance types and conditions, and then obtain full insurance policies for the benefit of the Bank (or add mortgage special clauses thereto) and bear all such insurance costs. In the event the Borrower delays in purchasing insurance or fails to renew the insurance policies when they expire, the Bank may have the right to purchase insurance or renew the insurance policies on behalf of the Borrower; provided, however, that the Bank is not obliged to do so on behalf of the Borrower. Any such insurance cost, if advanced by the Bank, shall be immediately repaid by the Borrower to the Bank, and in case of any delay in such repayment, the Borrower shall pay the Bank interest calculated in accordance with Article 4, Chapter 4 hereof.

Section 5 Issuance of Foreign Letter of Credit and Import Financing

To facilitate foreign exchange for international procurement currently and in the future at the Bank, the Borrower and the Guarantor jointly enter into this Agreement to settle foreign exchange transactions for deposit of security in accordance with the Bank’s regulations, to request issuance of (revolving) Letter of Credit and advancement of foreign currency amounts (“Advance Payment”) or acceptance of bills or application for delivery against bank guarantee/endorsement of duplicate bill of lading under inward collection or application for import financing in accordance with the Borrower’s application for issuance of letter of credit, application for financing or other application documents requested by the Bank, and the foregoing clauses herein within the approved line of credit (amount), and to abide by each of the following clauses:

1.

The Borrower is willing to have the Bank advance payables and/or accept the Letter of Credit applied by the Borrower pursuant to the relevant laws and regulations and ordinary practice. In addition to depositing its import license to the Bank and entering into agreement with the Bank on provision of collateral, the Borrower is willing to provide the bills of lading and merchandise procured under each Letter of Credit as guarantee over all debts under each Letter of Credit, with this Agreement serving as evidence of its provision of guarantee. As of the date of the Bank’s issuance of Letter of Credit until the time of delivery of the procured merchandise, the Bank retains pledge over the rights to all certificate of bills of lading (such import license and relevant bills of lading) in connection with such procured merchandise, and as of the time of delivery of the procured merchandise, the Bank retains pledge of personal property to the procured merchandise.

2.

Both the Borrower and the Guarantor acknowledge that the differences (i.e. un-exchanged foreign currency amounts) between the amounts specified in the certificate of foreign exchange transaction or the certificate of transaction under each Letter of Credit and the settled foreign exchange amounts) as well as their accrued interest, penalties and relevant fees are foreign guarantee amounts which are paid or advanced by the Bank on behalf of the Borrower, and agree to use each application for issuance of letter of credit, certificate of foreign exchange transaction, certificate of transaction, or bill of exchange as evidence. The Borrower is willing to pay off all its due debts in accordance with the terms hereof.

3.

When the Borrower procures merchandise in a region where USD is not used, it may apply for issuance of letter of credit and import financing with such other foreign currencies as approved by the Bank, provided that each Letter of Credit amount and/or financing amount, after denominated in a currency designated by the Bank, shall be within the approved line of credit (amount). In the event the foregoing amount(s) exceed(s) the approved line of credit (amount) due to varying exchange rate or other factors, the Borrower and the Guarantor shall pay off the excessive portion immediately after being notified by the Bank to make such repayment.

4.

Pursuant to each Letter of Credit at sight, the Borrower shall repay each Advance Payment within fifteen (15) days of receipt of (written or verbal) notification from the Bank with respect to the delivery of bills of lading under each Letter of Credit. The interest accrued on Advance Payment shall be calculated from the actual Advance Payment date (the debit date of the Bank’s correspondent bank for a Letter of Credit containing authorized debit clauses, or the post date of the Bank and the transmission date of payment message for a Letter of Credit without authorized debit clauses) based on the Bank’s foreign currency loan costs on the Advance Payment date at the interest rate of 4% or other rate approved by the Bank; except in the event any of the following occurs, then the repayment method shall be as follows:

(1)

If the shipping documents have been delivered but the merchandise have yet to arrive, the Borrower shall provide airline documentation or certificates recognized for the Bank’s review and make full repayment within three (3) days of arrival of the merchandise; provided, however, that if on the thirtieth (30th) day after the delivery of the shipping documents the merchandise still has not arrived, the Borrower shall make immediate repayment upon receipt of a notification by the Bank.

(2)

If the merchandise has been delivered but the shipping documents have yet to arrive and an application for delivery against bank guarantee or endorsement of duplicate bill of lading is required, the Borrower shall make immediate payment of the principal, interest and associated fees.

(3)

If the merchandise is shipped in batches, the Borrower shall make repayment of Advance Payment, its interest and associated fees in accordance with the Letter of Credit amount and/or percentage of Advance Payment in relation to each shipping document.

Where a Letter of Credit has expired, the Borrower shall make immediate repayment in respect of any shipping document that is subsequently delivered and satisfies the conditions to payment as a documentary bill.

5.

The repayment date for each debt shall be determined based on the bills of change or payment period as specified in the application for issuance of letter of credit with respect to each usance Letter of Credit issued in accordance with this Agreement. In the event of any Advance Payment, the accrued interest shall be calculated from the actual Advance Payment date (the debit date of the Bank’s correspondent bank for a Letter of Credit containing authorized debit clauses, or the post date of the Bank and the transmission date of payment message for a Letter of Credit without authorized debit clauses) based on the Bank’s foreign currency loan costs on the Advance Payment date at the interest rate of 4% or other rate approved by the Bank.

6.

After each documentary bill has arrived in respect of the Borrower’s application for issuance of usance Letter of Credit, the Bank may within the approved line of credit extend subloans in the original designated currency. After each documentary bill has arrived in respect of the Borrower’s application for issuance of Letter of Credit at Sight, upon approval from the Bank, the Bank may extend subloans within the approved line of credit. Each loan term shall not exceed the period approved by the Bank and the repayment date shall be the due date as notified by the Bank. The interest of each loan shall be calculated in accordance with the Agreement and be paid on a monthly basis, unless otherwise agreed.

7.

The Borrower shall, with the approval from the Bank, apply for currency conversion for its debts under foreign currency loans and make repayment in the designated currency at a mutually agreed exchange rate. The collateral as originally provided for financing shall remain the collateral used for financing after the foregoing currency conversion, and the original agreements shall still govern the terms relating to maturity date and repayment method.

8.

In the event the Borrower fails to perform and repay debts hereunder or fails to go through customs clearance and take delivery timely or delays in any process upon arrival of shipping documents under each Letter of Credit, or the Bank determines based on specific facts that there is obvious deterioration in the Borrower’s financial conditions which may cause the Bank to suffer damage or loss, the Bank’s Advance Payment and loans shall be deemed to have matured and the Bank may take the delivery and exercise its rights to the collateral and to sell or otherwise freely dispose of such collateral (including the disposal method, time and price), and in such case, the Borrower will be willing to reimburse the Bank for any insufficiency of the debt. The Borrower and the Guarantor will be jointly and severally liable for making immediate payment on all fees such as duty, warehouse rent and freight advanced by the Bank in connection with the Bank’s taking of the delivery.

9.

The Borrower shall, on the repayment date for debts or import financing under each Letter of Credit, pay the principal and interest in an equivalent amount denominated in New Taiwan Dollars at the spot exchange selling rate posted by the Bank at the time of payment or in the original designated currency.

10.

In the event any cargo name, specification, unit price, aggregate price and delivery term set forth in the application delivery against bank guarantee or endorsement of duplicate bill of lading as made by the Borrower and accordingly signed by the Bank is inconsistent with those specified in the subsequent shipping documents, the Borrower and the Guarantor will undertake to reimburse and complete all other procedures in accordance with the terms and conditions set forth in such bill of lading as delivered to the Bank; and in such case, if the Bank suffers any loss as a result, the Borrower and the Guarantor are willing to be held jointly liable for all compensation. Such application for delivery against bank guarantee or endorsement of duplicate bill of lading shall constitute a part of the Agreement binding on both Borrower and Guarantor.

11.

The Borrower is willing to obtain approval from the Bank on the insurance types and conditions for the merchandise under any Letter of Credit and subsequently obtain appropriate insurance policies for the benefit of the Bank as the preferred beneficiary on and for such price conditions in accordance with international practice, and provide the originals of the insurance policies and copies of premium receipts to the Bank for record-keeping. All insurance costs shall be borne by the Borrower. In the event the Borrower delays in purchasing insurance or fails to renew the insurance policies when they expire, the Bank may have the right to purchase insurance or renew the insurance policies on behalf of the Borrower; provided, however, that the Bank is not obliged to do so on behalf of the Borrower. Any costs associated with the insurance, if advanced by the Bank, shall be immediately repaid by the Borrower to the Bank, and in case of any delay in such repayment, the Bank may include such cost to the total debt amount and calculate delay interest and penalty in accordance with Article 7, Chapter 1 hereof.

12.

In case any sea disaster, piracy, flood, fire or other force majeure events occurs during transportation to any merchandise procured as specified in each Letter of Credit, or if the beneficiary of the Letter of Credit fails to perform the agreement or delays in delivery of merchandise and incurs losses, or any insurance company refuses to indemnify or provides insufficient claim coverage or delays in claim payment, the Borrower shall be responsible for the losses and handle the situation on its own. The Borrower is willing to make repayment of the principal, interest, delay interest, penalty and all other associated fees.

13.

Where the Borrower imports merchandise through inward collection or open account (O/A), the Borrower may, with the approval from the Bank, apply to the Bank for delivery against bank guarantee or endorsement of duplicate bill of lading within the approved line of credit (amount). At each application, the Borrower shall provide the application for delivery against bank guarantee or for endorsement of duplicate bill of lading and other instruments requested by the Bank. The Borrower acknowledges each of the application concerning the amounts and agreements set forth in the foregoing instruments and will be liable to the Bank for damages until foreign instruments have been delivered to the Bank and the Borrower completes acceptance of bills or makes due payment.

14.

The Borrower hereby expressly states and grants an irrevocable authorization to the Bank that upon delivery of the merchandise, in whole or in part, as named in the Letter of Credit issued by the Bank as requested by the Borrower with its import license and/or other related documents granted by the Bureau of Foreign Trade of the Ministry of Economic Affairs or other designated organizations, if the Borrower fails to repay debts within the repayment period in accordance with relevant credit agreements in respect of each Letter of Credit issued by the Bank, or the debts are deemed as due under the Letter of Credit issued by the Bank at the request of the Borrower pursuant to the relevant credit agreements, the Bank may apply directly to the Bureau of Foreign Trade of the Ministry of Economic Affairs for approval to clear customs and take delivery on behalf of the Borrower and to sell or freely dispose of the imported merchandise.

15.	Save for the foregoing Article 14, the Borrower agrees that this Section 5 shall be subject to Article 1, Article 3 to 5, and Article 7 of Section 4.

Section 6 Export Documentary Bills and Export Financing

This credit facility provides for the Borrower to apply for payment of export documentary bills or discounts or export loans within the line of credit (amount) and conditions as approved by the Bank with the application for export negotiation, application for outward collection, application for financing or such other documents as may be deemed necessary by the Bank as well as the foregoing (revolving) credit terms. The Borrower agrees to the following:

1.

Documentary bill payment refers to the situation when the Bank, after reviewing the bill of exchange and/or instrument presented by the Borrower based on the terms of a Letter of Credit as provided by the Borrower, makes an advance payment for the foregoing bill of exchange and/or instrument, provided that it is not forfaiting and that the Bank enjoys the right to claim for repayment. The Bank may deduct any interest and related fees in advance based on the (foreign currency) interest rate it approves for advance payment or usance letter of credit, as appropriate to the payment location, payment period, status of the instrument, and the letter of credit terms.

2.

After the Bank advances the foregoing bill of exchange and/or instrument but fails to recover the advanced amounts within the interest deduction period, the Borrower is willing to pay the Bank a delay interest and penalty. If the Bank is unable to recover the advanced amounts from the issuing bank of the letter of credit or the payor bank within one (1) month of expiration of the interest period or of the maturity of the advanced amounts (whichever is earlier), the Borrower agrees to repay the Bank unconditionally the advanced amounts, accrued interest and all associated fees immediately upon receipt of notice (verbal or in writing) from the Bank and to undertake that the Bank will not suffer any loss as a result of its advance payment of the foregoing bill of exchange and/or instrument.

3.

The Borrower agrees to transfer relevant merchandise and instruments to the Bank as collateral for all liabilities such as debts, bills of debts and interest, delay interest, penalties, indemnities, handling charges and other associated fees owed to the Bank as a result of payment of documentary bills and export financing conducted by the Borrower.

4.

The Bank or any holder of the foregoing bill or exchange and/or instrument may (but is not obliged to) purchase insurance for the merchandise (i.e. collateral to the Bank) under the foregoing bill or exchange and/or instrument against robbery, theft, fire, etc., and the Borrower shall bear the premiums and related fees in connection therewith. The Bank enjoys the priority for claim in respect to the foregoing merchandise and may freely dispose of the merchandise in accordance with the law so as to repay the debts and other fees owed to the Bank or relevant insurance costs paid by other third persons without affecting the Bank’s claim for other bills of debts. In addition, the Bank may handle all required matters on behalf of the Borrower in its capacity as an agent pursuant to ordinary business practice and charge service fees. In the event no objection is raised by the Bank, the Borrower shall move the merchandise to public or private pier or warehouse in accordance with the instructions of the payor or acceptor.

5.

In the event the payor refuses to accept or pay the bill of exchange, or the merchandise has arrived at the destination pier prior to the maturity of the bill of exchange, the Bank or the Bank’s correspondent bank may perform the unloading, customs clearance, warehousing and insuring of the foregoing merchandise, and take any necessary measure for the purpose of protecting the merchandise. The Borrower shall bear all fees arising therefrom and be liable for damages incurred from any willful misconduct or negligence of practitioners during the process of such unloading, customs clearance, warehousing and obtaining insurance, or from any war, act of God or other force majeure factors.

6.

If the foregoing bill of exchange and/or instrument is rejected by the acceptor or refused by the payor, or the payor, acceptor, issuing bank or accepting bank suspends payment, seeks to avoid payment, declares bankruptcy, or is subject to settlement, seizure, provisional attachment, provisional injunction, auction, or takes liquidation steps, or is affected by any external intervention, local law or regulations or any other events, thereby causes the bill of exchange or instrument to be denied or unable to be accepted or paid, whether or not having been accepted with conditions, absolutely or returned, the Bank may request the Borrower to repay immediately the principal advanced by the Bank, its accrued interest and all related fees. In addition, the Bank or any holder of the bill of exchange and/or instrument may (but is not obliged to) sell the merchandise thereunder, in part or in whole, in any such manner as it deems appropriate, and use the proceeds to offset service fees and commission and to pay for the bill of exchange and/or instrument amount and associated fees (including the interest, delay interest and penalty). Thereafter, the Bank or any holder of the bill of exchange and/or instrument may use any balance to pay for other debts (whether or not secured) owed by the Borrower to the Bank. In case of any loss of insured merchandise, the Bank may still request compensation in accordance with the insurance policies, and may use the amounts received to offset service fees and then sell the merchandise for repayment in the abovementioned manner of disposal.

7.

In the event the net proceeds from any sale of the merchandise is insufficient to pay for the bill of exchange or instrument amount, interest and fees, the Borrower agrees that the Bank or any holder of the bill of exchange or instrument may present and use relevant certificates as evidence of loss incurred by the sale of the merchandise, and upon notified by the Bank or such holder of the bill of exchange or instrument (either in writing or verbally), the Borrower shall be obliged to make immediate payment without affecting the Bank’s claim against other debtors.

8.

Regardless of any sale or resale of the merchandise, the Bank or any holder of the bill of exchange may accept payment requests from the payor or acceptor to which it may provide bill of lading and other shipping documents after payment. In the event the Bank or any holder of the bill of exchange accepts earlier payment, it may pay pursuant to the usual interest rate of the place of payment and deduct the interest accrued before the maturity date.

9.

In the event of a bill of exchange provided with instruments after acceptance, after the acceptor accepts such bill of exchange, the Bank may provide the instruments to the acceptor. In case of a delayed payment, the Bank may provide all relevant instruments to the issuing bank or payor prior to receipt of any such payment. Upon maturity of such bill of exchange, if the Bank still has not received any payment or if the Bank had only received partial payment, the Borrower shall be liable for the consequences. The Borrower shall repay all debts together with any and all exchange and service fees incurred therefrom, and shall undertake to indemnify the Bank from suffering any damage.

10.	The Bank or any holder of the bill of exchange may accept the payor’s conditional acceptance, and may provide the auxiliary instruments that are used as collateral to the payor or acceptor.

11.

At any time before the maturity of any bill of exchange, so long as the Bank or acceptor or its representative deems appropriate, the Bank may deliver the merchandise to any third person in batches; provided, however, that the delivered merchandise, whether in whole or in part, shall be exchanged for a fair amount of loan in reasonable proportion to the merchandise price shown on the receipt or the amount specified in the secured bill of exchange.

12.

After payment of any bill of exchange and/or instrument by the Bank, if the conditions provided in such bill of exchange and/or instrument are not consistent with those set forth in the Letter of Credit, or such bill of exchange and/or instrument is denied by the Bank’s discount house or correspondent bank for any reason, or the issuing bank, paying bank or accepting bank refuses to make payment, or the merchandise is found to be defective in its quality or quantity at delivery or on other occasions, or such bill of exchange and/or instrument is rejected by any party for any reason, or the Bank suffers any damage as a result of any defect in such bill of exchange and/or instrument, the Borrower agrees to be held entirely responsible and immediately pay the amounts advanced by the Bank, accrued interest and all other associated fees. The interest shall be calculated in accordance with Article 7, Chapter 1 hereof from the period between the Bank’s advance date and the Borrower’s payment date.

The Borrower hereby authorize the Bank to issue guarantee or undertaking of indemnification or provide indemnification to the issuing bank, accepting bank or paying bank unilaterally without notification to the Borrower whenever deemed necessary by the Bank, and the Borrower will be entirely responsible and shall compensate for a loss incurred by the Bank.

13.

The Bank or its correspondent bank may send a bill of exchange and/or auxiliary instruments in such manner as it deems appropriate. In the event such bill of exchange and/or auxiliary instruments are damaged, lost, wrongly delivered or subject to other accidents etc. in the delivery process that delays the delivery, upon notified by the Bank, the Borrower may prepare new bill of exchange and/or auxiliary instruments pursuant to the details set forth in the Bank’s books and accounts without going through any legal procedure and provide the same to the Bank, or immediately pay the amounts advanced by the Bank, interest and all associated fees to the Bank in accordance with the Bank’s instructions.

The Borrower understands that pursuant to the ordinary practice of the financial industry, the Bank is not obliged to review relevant documents for the Borrower when making drawings for any Letter of Credit, and that it is also not obliged to make any declaration or guarantee as to whether there is any defect in such document.

14.	The Borrower agrees to cooperate with the Bank to change, split or consolidate any bill of exchange and/or instruments executed and issued by the Borrower at the request of the Bank.

15.

Unless otherwise agreed in writing, any holder of a bill of exchange that is executed, endorsed, accepted or guaranteed by the Borrower may be exempted from a rejection of payment or a rejection of acceptance of such bill of exchange being made before a claim may be exercised. Should the Bank or its correspondent bank deem it necessary to prepare a certificate of rejection, the Borrower will deem such certificate as legal and valid and will bear the incurred fees.

16.

The Borrower warrants that any and all bills of exchange and/or instruments and Letter of Credit presented to the Bank are absolutely true, correct and valid. If the Bank has duly performed its care as a good administrator over the Borrower’s writings, signatures or seals on such bill of exchange and/or instruments and believed that such writings, signatures or seals are the same as the specimens kept at the Bank or as those appearing on the bills of exchange and/or instruments previously used by the Borrower, such bill of exchange and/or instrument shall become effective immediately. In case of any damage incurred to the Bank, the Borrower will be held liable and will compensate the Bank of all damages suffered by the Bank.

17.

In the event a bill of exchange lacks any required component and invalidates the debts attached thereto, or such debts become null and void due to the passing of statute of limitations or incomplete procedure, the Borrower agrees to pay the face value of such bill of exchange to the Bank together with all interest accrued upon maturity thereof and associated fees.

18.	The Bank has obtained legal authorization from the Borrower for the purposes of any necessary action hereunder and this Agreement shall be proof of such authorization.

Section 7 Purchase of Foreign Exchange Bills (Purchase of Clean Bills)

In addition to this Agreement, the Borrower agrees to apply to the Bank for purchase or foreign exchange bill (or so-called purchase of clean bills) on the conditions approved by the Bank in accordance with the application/agreement for purchase/receipt of foreign exchange bills and other documents required by the Bank.

Section 8 Factoring/Accounts Receivable Financing

In addition to this Agreement, the Borrower agrees to apply to the Bank for drawing on factoring (financing) of domestic and/or foreign accounts receivable on the conditions approved by the Bank in accordance with the factoring of accounts receivable agreement, consent to factoring of accounts receivable, and other documents as deemed necessary by the Bank, loan certificate and the foregoing clauses.

In the event the aforementioned agreement contains the same matter in this Agreement, the aforementioned agreement shall take priority.

Section 9 Payment of Domestic Bills/Bill Receivable Financing

1.

The Borrower agrees to provide the Bank with each such loan certificate and/or application, bill receivable and its transaction certificate as recognized by the Bank, and to apply to the Bank for one-time or multiple drawdowns or on a revolving basis in accordance with the approved line of credit, rate, period and other credit terms. The matured bills receivable shall be cashed and deposited into a demand deposit reserve account. It is agreed as follows:

(1)

The Borrower agrees to open a demand deposit reserve account in the name of the Borrower at the Bank and authorize the Bank to allow withdrawal by any authorized signatory with his or her executed withdrawal slip for the purposes of paying all debts owed at and to the Bank or for transferring the same amount of withdrawal to the Borrower’s another saving account established with the Bank (other than check deposit accounts). In addition, the Borrower may not use any portion of the deposit in such reserve account unless with approval from the Bank.

(2)

The Borrower fully acknowledges any withdrawal or transfer made by the Bank in accordance with the foregoing paragraph, and the account balance shall be determined by the actual balanced amount posted by the Bank; the Borrower shall raise no objection.

(3)	Such reserve account will provide statements at the request of the Borrower and will have no passbook.
(4)

Any bill provided by the Borrower shall be received solely for the purposes of legal transactions such as sale or lease of goods or provision of services and shall have endorsed and transfer to the Bank by the Borrower. In the event the Borrower receives no payment upon maturity of such bill or such bill is unable to be accepted or paid, the Borrower shall redeem it with equivalent amount of cash or a sight bill receivable within three (3) days of receipt of notice from the Bank and if the Borrower fails to do so, the Bank may suspend the Contactor’s drawdown under this credit facility or treat all debt balances as due and may not be required to notify the Contactor of any reasons for such suspension.

(5)	Unless otherwise agreed, the maturity date of any bill provided by the Borrower shall not fall over one hundred and eighty (180) days from the drawdown period hereunder.
2.	The Borrower agrees to the following when providing any endorsed bill to the Bank as collateral for debt performance or repayment:
(1)

Unless otherwise agreed, to facilitate bookkeeping, when the balance of all cashed bills receivable reached at least ___% of the credit amount hereunder, the Bank may directly use such amount to offset any and all debts owed by the debtor or the Borrower, and the Borrower shall still be liable for full repayment in case of any insufficiency.

Confirmed by the Borrower:

(2)

After the foregoing bill receivable is cashed by the Bank, if the Bank agrees that the Borrower may provide the Bank with any bill receivable in the equivalent or greater amount, the Bank may deposit the foregoing cashed amount into the Borrower’s account maintained by the Bank, or transfer it into the Borrower’s other account at other financial institutions in accordance with the instruction of the Borrower. The Borrower shall be liable to the Bank for full repayment of debts whose amount shall still be determined based on the bills of exchange, loan certificates and/or applications etc.

(3)

In the event the foregoing bill of exchange is not cashed, and the Borrower or Guarantor fails to take actions after being notified by the Bank or is unable to be notified, the Bank may settle with the debtor with any amount lower than the face value of such bill of exchange, subject to the debtor’s financial conditions.

(4)

The Bank may from time to time request the Borrower to endorse any bill of exchange or the causation between the Borrower and the issuer (purchase agreement, service agreement or other debt agreements). The Borrower shall guarantee the debtor (issuer)’s solvency in respect of debt transfer and debt performance. The Bank may directly request full payment from the debtor (issuer) and use all amounts received to offset all the Borrower’s debts owed to the Bank; provided, however, that if such received amounts are insufficient to repay all Borrower’s debts owed to the Bank, the Borrower and the Guarantor shall be still held responsible.

3.

The Borrower hereby declares that in the event any bill of exchange provided by it to the Bank for financing, regardless of any defect in such bill of exchange, causes any damage to the Bank, the Borrower agrees to surrender its term benefits and make prompt repayment of all its debts and compensate the Bank for the damages it suffers. The Borrower shall by no means refuse to repay or compensate with the excuse of any defect in such bill of exchange, or incomplete notification in accordance with the law, or statute of limitations.

Chapter 3 Miscellaneous

1.	The Borrower and the Guarantor hereby represent and warrant the following:
(1)

The Borrower and the Guarantor have full legal capacity to execute and perform the Agreement, and this Agreement shall constitute legally binding and valid obligations to the Borrower and the Guarantor.

(2)

Executing or performing the terms of the Agreement will not violate any law, regulations, company articles, bylaw, shareholder/director resolution, or any other agreements or documents entered into by the Borrower or the Guarantor; will not constitute any violation of any agreement or document that is binding to the Borrower or the Guarantor or any of its assets or income; will not require consent from any other party to such agreement or document (the Borrower or the Guarantor shall immediately provide proof which demonstrate its creditors’ consent to execution of the Agreement or other documentation at the request of the Bank).

(3)	The Borrower and the Guarantor have obtained all approvals, consents and registrations required by law for execution or performance of the Agreement.

(4)

All documents and data in respect of matters contemplated by the Agreement provided by the Borrower and the Guarantor to the Bank proactively or at the Bank’s request are true, correct and complete without any falsehood, concealment or misleading details. The Bank may rely on them in good faith and the Borrower and the Guarantor shall by no means defend or refuse to perform the Agreement for any reason.

(5)

The Contactor, the Guarantor, or any of its responsible persons, actual beneficial owners or controlling persons is not subject to any sanction or deemed as any terrorist or group by any foreign government or any international anti-money laundering organization or on the blacklist for sanction of the R.O.C. Ministry of Justice.

(6)

The Borrower and the Guarantor will cooperate with the Bank to review and provide information or their respective actual beneficial owners and controlling persons and will provide explanation as to the nature of transaction, purpose of transaction or source of funds upon request by the Bank.

2.

The Borrower and the Guarantor agree to be bound by the Agreement and its credit confirmation letter and each drawdown application, credit extension instrument, amendment and other related documents. Each of the foregoing documents shall constitute a part of this Agreement and shall have the same force and effect as the Agreement; provided, however, that in case of any inconsistency between any provision of the Agreement and that of any of the foregoing documents, the terms of the latter shall prevail as special provision to the Agreement. Any matter not set forth therein shall still be governed by the terms of the Agreement.

3.

The Agreement, applications and documents used for credit facility, and related guarantee documents may be made in Chinese and English; provided, however, that in the event of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.

4.

Unless otherwise provided herein or agreed by both parties, the Agreement shall become effective as of the date of execution and shall continue to be valid and effective after the Borrower and the Guarantor have paid off all debts owed to the Bank with the consent to so terminate by the Bank.

In the event the Borrower or the Guarantor have unpaid debts to the Bank at the time of execution of this Agreement, unless otherwise agreed by the Bank, the terms and conditions of this Agreement shall also apply to such outstanding debts from the execution date of this Agreement.

Chapter 4 Side Agreement

Special Provision:

The Guarantor is a director, supervisor or officer of the Borrower at the time of entering into this Agreement. During the term of this Agreement, if the Guarantor resigns, is removed from office or otherwise no longer serves the foregoing position, the Borrower and the Guarantor shall notify the Bank immediately in writing. Before any such notification, the Guarantor shall by no means bring any claim against the Bank’s drawdown per the Borrower’s application on the grounds of Article 753 of the Civil Code of the Republic of China. The Borrower and the Guarantor agree that the Bank, upon receipt of the foregoing notice and after being aware of the foregoing change, may suspend drawdown or re-admit another guarantor recognized by the Bank, or make drawdown only after receipt of a consent from the Guarantor to continue act as the guarantor for the Borrower.

The Borrower agrees that the Bank does not accept receipt of commitment fee, and in the event of any change in market interest (exchange) rate or other change which cause the Bank to acquire necessary funds on the credit market, the Borrower shall enter into a new agreement with the Bank on matters including applicable interest rate, credit period and other relevant credit terms. If both parties are unable to reach a consensus after twenty (20) days from the date of their first negotiation, the Bank may notify the Borrower in writing of any drawdown of relevant credit amounts.

To

O-BANK CO, LTD.

Borrower: CVie Therapeutics Limited

Representative or Legal Agent:

Uniform Business Code: 54360142

Business or Correspondence Address: 11F, No.32, Songren Road, Xinyi District, Taipei

I hereby declare that I have been notified by the Bank of Paragraph 1, Article 8 of Personal Information Act, and that I have reviewed all the causes set forth herein, signed this Agreement only after having understood and agreed to, in particular, Article 2-3, Article 10-11 and Article 6 of Chapter 1, which have been negotiated respective by both parties, and retained a true and correct photocopy of the original copy of this Agreement.

In the presence of	Date: October 25, 2018	Time: 10:30	[illegible chop], Hue Ting Lin
Address: 11F, No.32, Songren Road, Xinyi District, Taipei

Guarantor: Lee’s Pharmaceutical Holdings Limited

Representative or Legal Agent:

Uniform Business Code: KYCL0172

Business or Correspondence Address: Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong

I hereby declare that I have been notified by the Bank of Paragraph 1, Article 8 of Personal Information Act, and that I have reviewed all the causes set forth herein, signed this Agreement only after having understood and agreed to, in particular, Article 2-3, Article 10-11 and Article 6 of Chapter 1, which have been negotiated respective by both parties, and retained a true and correct photocopy of the original copy of this Agreement.

In the presence of	Date: October 25, 2018	Time: 10:30	[illegible chop], Hue Ting Lin
Address: 11F, No.32, Songren Road, Xinyi District, Taipei

Annex A

Authorized Stamp Card

Authorization Stamp
For “credit amount drawdown application” (authorized stamps are shown as follows) (chops)
For “foreign exchange business” (authorized stamps are shown as follows) (chops)